UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2006
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
The Company entered into new employment agreements effective May 8, 2006, with Craig Holmes, the Company’s Executive Vice President and Chief Financial Officer and James Milton, the Company’s Executive Vice President and Chief Operating Officer. The initial terms of the agreements will end on May 8, 2008.
The new employment agreements do not increase or otherwise modify the previously disclosed base salaries payable to Messrs. Milton and Holmes, and do not increase or otherwise modify the previously disclosed cash bonuses each of them is eligible to earn under the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan. The new agreements also do not grant Messrs. Milton and Holmes any additional equity compensation.
The employment agreements with Messrs. Milton and Holmes require that the applicable executive not compete with the Company while he renders services under his agreement and for a period of 18 months following the end of his employment. The agreements further provide that the Company can terminate the executive’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreements). The Company may also terminate the executive’s employment without Cause upon at least three months’ prior written notice. The executive may terminate his employment for Good Reason (as defined in the agreements), unless the Company is able to remedy the circumstances constituting Good Reason within 30 days after receiving notice of such circumstances from the executive. If the executive’s employment is terminated due to his death, the Company will pay his designated beneficiary his base salary through the date of his death plus a lump sum equivalent to six months’ base salary. If the executive is terminated for Cause or for his Inability to Perform, the Company will have no liability for further payments to him other than payment of any unpaid portion of his base salary through the date specified in the notice of termination. If the executive’s employment is terminated by the Company for any reason other than death, Inability to Perform, or Cause, or if the executive resigns for Good Reason, the Company will continue to pay him his base salary for 18 months following the end of his employment if, within 60 days, the executive signs a general release agreement in a form acceptable to the Company. The Company may modify the schedule for paying such amount if the Company determines the modifications are necessary to meet the requirements of Section 409A of the Internal Revenue Code. The Company will also continue to make matching contributions toward the payment of his premiums for the Company’s group health insurance coverage for a period of up to 15 months if the executive resigns for Good Reason or his employment is terminated by the Company for any reason other than death or Cause. If, in the reasonable judgment of the Company, the executive after the termination of his employment violates any of his obligations of confidentiality, noncompetition or nondisparagement under his agreement, the Company’s obligation to make monthly payments shall end as of the date the Company notifies him. In addition, the Company may suspend such payments if the executive is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against him by a regulatory agency for actions or omissions related to his employment with the Company, or if the Company reasonably believes the executive has committed an act or omission that would have entitled the Company to terminate his employment for Cause. If the executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that he has committed such an act or omission, the Company’s obligation to make any additional monthly payments will end and the executive will repay to the Company any such payments previously paid to him. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that the executive has not committed such an act or omission, the Company will pay to the executive any monthly payments that were suspended, with interest, and continue to make all remaining payments due under his agreement.
Following a Corporate Change (as defined in the agreements) and for a period of eighteen months thereafter, if the employment of Mr. Milton or Mr. Holmes is terminated for any reason other than death, Inability to Perform, Cause, or termination by the executive for Good Reason, the Company will pay him a lump sum amount (the “Change in Control Amount”) equal to 2.00 times the sum of his then-current base salary and the amount of annual incentive bonus which he had received in the Company’s last fiscal year (as determined in accordance with his agreement). Such payment will generally be made at the earlier to occur of his death or six months after his date of separation. The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will “gross-up” the Change in Control Amount such that the executive will receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed.
Effective May 8, 2006, the employment agreement effective December 1, 2004 between the Company and Robert Ritchey, the Company’s President and Chief Executive Officer, was amended to provide for certain terms corresponding to terms in the employment agreements of Messrs. Milton and Holmes. Based on the provisions of the new employment agreements, the amendment modifies certain definitions in Mr. Ritchey’s agreement. The amendment also incorporates the requirements of Section 409A of the Internal Revenue Code to certain payments made to Mr. Ritchey following the termination of his employment and modifies a provision that provides for Mr. Ritchey’s assistance in any litigation involving the Company.
The amendment does not increase or otherwise modify the previously disclosed base salary payable to Mr. Ritchey, and does not increase or otherwise modify the previously disclosed cash bonus he is eligible to earn under the Company’s Fiscal Year 2007 Annual Incentive Compensation Plan. The amendment also does not grant Mr. Ritchey any additional equity compensation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Dean C. Howell
Dean C. Howell
Senior Vice President, General Counsel and Secretary

Date: May 5, 2006